Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Angel Oak Mortgage REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01	Other	14,633,148(1)	$12.07(2)	$176,622,097	.00014760	$26,069.42
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$176,622,097		$26,069.42
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$26,069.42

(1)	The shares of common stock, par value $0.01 per share (“common stock”), will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the registrant’s common stock as quoted on the New York Stock Exchange on June 26, 2024, in accordance with Rule 457(c) under the Securities Act.